Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Assembly Biosciences, Inc. on Form S-3 (No. 333-208806) and Form S-8 (Nos. 333-173613, 333-182167 and 333-198803) of our report dated March 12, 2015, on our audit of the consolidated financial statements as of December 31 2014 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 11, 2016.

/s/ EisnerAmper LLP

New York, New York
March 11, 2016